John R. Mackay
Barrister and Solicitor
Suite 106 – 1645 West 14th Avenue
Vancouver, British Columbia
V6J 2J4

___________________________________________

January 28, 2009

Silverado Gold Mines Ltd.
1111 West Georgia Street, Suite 1820
Vancouver, B.C. V6E-4M3
Canada

Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

          I have acted as counsel for Silverado Gold Mines Ltd., a British Columbia corporation (the “Company”), in connection with the registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, covering the registration of 130,000,000 shares (the “Shares”) of the Company’s common stock (the “Common Stock”), which may hereafter be issued pursuant to the Silverado Gold Mines Ltd. 2009 Equity Compensation Plan (the “Plan”).

          In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of my opinion, including: (i) the Company’s Memorandum and Articles and all amendments thereto, and (ii) the applicable minutes of meetings or consents in lieu of meetings of the Company’s board of directors (the “Board”) and stockholders.

          For the purposes of expressing the opinion hereinafter set forth, I have assumed: (i) the genuineness of all signatures and documents; (ii) the authenticity of all documents submitted to me as originals; (iii) the conformity to the originals of all documents submitted to me as copies; (iv) the correctness and accuracy of all facts set forth in the documents referred to in this opinion letter; and (v) compliance in the future with the terms of the Plan by the Company and its employees, officers, the Board, and any committees appointed to administer the Plan.

          Based on the foregoing and subject to the qualifications set forth herein, I am of the opinion that upon the issuance of Shares in accordance with the terms and conditions of the Plan, including receipt prior to issuance by the Company of the full consideration for the Shares, the Shares will be validly issued, fully paid, and nonassessable shares of Common Stock.

          My opinion herein is limited in all respects to the general corporate laws of the Province of British Columbia, which includes those statutory provisions and the reported judicial decisions interpreting such laws, and the federal laws of the United States of America, and I do not express any opinion as to the applicability of or the effect thereon of the laws of any other jurisdiction. I express no opinion as to any matter other than as set forth herein, and no opinion may be inferred or implied herefrom.

          I consent to the filing of this opinion with the Commission as Exhibit 5 to the Registration Statement.

Very truly yours,

/s/ John R. MacKay

John R. MacKay